SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 6, 2014 (June 2, 2014)

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-0392908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, 100 Pitts Bay Road

Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

The Commitment Letter

On June 2, 2014, in connection with the increased proposal by Endurance Specialty Holdings Ltd. (the “Company”) to acquire Aspen Insurance Holdings Limited (“Aspen”) for $49.50 per share in cash and Company common shares (based on the Company’s unaffected closing share price on April 11, 2014), the Company entered into a commitment letter with Morgan Stanley Senior Funding, Inc. (the “Commitment Letter”). Pursuant to the Commitment Letter, Morgan Stanley Senior Funding, Inc., as lead arranger, has committed to provide to the Company, subject to certain conditions as more fully described in the Commitment Letter, senior unsecured bank financing of up to $1.0 billion under an unsecured 364-day bridge facility (the “Bridge Facility”), which may be used to finance a portion of the cash consideration to be paid in connection with the Company’s proposed acquisition of Aspen and related costs and expenses.

Interest; Unused Commitment Fee. The loans made under the Bridge Facility will bear interest at the “Adjusted LIBO Rate” or the “ABR” (each as contemplated by the Commitment Letter) plus the “applicable margin” described in the Commitment Letter. Interest periods on loans based on the Adjusted LIBO Rate (the “LIBOR Loans”) may be one, two, three or six months at the Company’s option.

The loan commitments outstanding prior to funding the Bridge Facility will be subject to an unused commitment fee at a rate per annum equal to 0.20% (increasing to 0.30% from and after December 31, 2014) on the daily average undrawn commitments under the Bridge Facility commencing 60 days after signing the Commitment Letter.

In addition, the Company has agreed to pay a duration fee under the Bridge Facility equal to a percentage of the aggregate principal amount of the loan outstanding as of certain specified dates as set forth in the Commitment Letter.

Maturity; Conversion of Bridge Loans. The Bridge Facility will mature on the date that is 364 days after the date of the funding of the Bridge Facility.

Prepayments and Repayments; Reductions in Commitments. The Bridge Facility may be voluntarily repaid without premium or penalty, other than payment of customary breakage costs in connection with LIBOR Loans. The Bridge Facility will be mandatorily prepaid with (or, prior to the funding of the Bridge Facility, the commitments under the Bridge Facility will be permanently reduced by) (a) 100% of the net cash proceeds of any sale, casualty, condemnation or other disposition of assets (other than the sale of investments in the ordinary course) to the extent such proceeds are not reinvested, subject to certain exceptions and thresholds, (b) 100% of the net cash proceeds of the sale or issuance of debt securities or incurrence of other debt issued by the Company or any of its subsidiaries, subject to certain exceptions and thresholds and (c) 100% of the net cash proceeds of the sale or issuance of equity securities or equity-linked securities issued by the Company or any of its subsidiaries, subject to certain exceptions and thresholds.

If there is a reduction in the aggregate consideration to be used to effect the acquisition of Aspen in excess of 10%, the commitment with respect to the Bridge Facility shall be reduced by an amount equal to 40% of the amount of any such reduction in the aggregate purchase price.

Representations and Warranties; Covenants; Events of Default. The terms of the Bridge Facility will include customary representations and warranties, customary affirmative and negative covenants and customary events of default. Among other covenants, the Company must maintain two financial covenants: consolidated tangible net worth and maximum leverage ratio.

Termination of Commitments. The commitments under the Commitment Letter will terminate on December 31, 2014, or if a merger agreement with respect to the Company’s acquisition of Aspen is executed on or prior to December 31, 2014, the earliest to occur of (a) the termination date specified in the merger agreement, (b) six months from the execution of such merger agreement plus up to an additional three months to obtain regulatory approvals to the extent deemed advisable by the Company to effect the transaction (and to the extent the termination date under such merger agreement is similarly extended) and (c) 15 months from the date of the Commitment Letter.

Agreement with Equity Investors

On June 2, 2014, the Company also entered into an agreement (the “Agreement”) with certain funds (the “CVC Funds”) advised by CVC Capital Partners Advisory (U.S.), Inc. and its affiliates (“CVC”), an affiliated investment vehicle (the “GIC Investor”) of GIC Special Investments Pte. Ltd. (“GICSI”), CVC and GICSI. Pursuant to Agreement, the equity commitment letter, dated January 28, 2014 (the “Equity Commitment Letter”), among the CVC Funds, the GIC Investor and the Company was terminated pursuant to its terms, and the Company extended to CVC and certain permitted assignees of CVC (collectively, the “Equity Option Investors”) an equity investment option in the event that, on or prior to December 31, 2014, the Company enters into a definitive written agreement to acquire, or acquires, 95% or more of the issued and outstanding Aspen common shares (the “Equity Investment Option”). Pursuant to the Equity Investment Option, if exercised, the Equity Option Investors would purchase $250 million in the aggregate (not more or less) of newly issued Company common shares. The Equity Investment Option would be exercisable for the sixty (60) day period following the closing of the Company’s acquisition of Aspen.

The price per Company common share in connection with the Equity Investment Option will be $50.03, as adjusted for any stock splits, stock dividends or combinations prior to the closing of the Equity Investment Option. The Equity Option Investors would have certain preemptive rights with respect to future share issuances by the Company, and the purchased shares would be subject to lock-up restrictions that would limit the right of the Equity Option Investors to transfer the shares for 12 months following the purchase of the Company common shares, subject to certain exceptions.

In addition to the purchase of Company common shares, upon the closing of the Equity Investment Option, the Company would also grant the Equity Option Investors, on a pro rata basis, warrants to purchase a number of additional Company common shares equal to 38.5% of the total number of Company common shares acquired by the Equity Option Investors in connection with the Equity Investment Option, at an exercise price equal to $58.86 per share, as adjusted for any stock splits, stock dividends or combinations prior to the closing of the Equity Investment Option. The warrants would have a term of ten years from the date of the closing of the Equity Investment Option.

Upon the closing of the Equity Investment Option, CVC would have the right to nominate one individual to serve as a director of the Company, which individual shall qualify as an independent director for purposes of the NYSE rules and, except for two specified individuals, shall be subject to the approval of the Company’s board of directors (such approval not to be unreasonably withheld).

Pursuant to the Agreement, the Company also granted the Equity Option Investors a right of first refusal in the event the Company proposes to raise, on a private basis, equity capital through the sale of equity securities or securities convertible into or exchangeable or exercisable for equity securities of the Company or other equity-linked securities, the purpose of which is to partially fund the cash portion of an acquisition of Aspen completed, or for which a definitive written agreement is entered into, on or prior to December 31, 2014, or to refinance any debt incurred by the Company in connection with any such acquisition (only to the extent the proceeds of any such refinancing are specifically earmarked for such purposes). This right of first refusal is subject to certain exceptions, including with respect to equity issuances to John R. Charman of up to $25 million and to certain other specified equity investors of up to $100 million. The Company does not currently intend to raise any equity capital that would be subject to the right of first refusal, but reserves the right to do so.

The Company has also agreed that, in the event any person or entity (other than the CVC Funds or their affiliates) enters into a definitive written agreement to acquire or acquires more than 40% of the capital stock of the Company on or prior to December 31, 2014, the Company will pay CVC an amount equal to $26,250,000 upon the closing of such transaction, less the amount of any previously reimbursed expenses.

The Charman Agreement

In connection with the termination of the Equity Commitment Letter, Mr. Charman’s previously announced commitment to purchase $25 million of newly issued Company common shares in connection with the Company’s acquisition of Aspen was terminated pursuant to its terms, and Mr. Charman and the Company entered into an agreement (the “Charman Agreement”) on June 2, 2014, pursuant to which Mr. Charman has committed to purchase, subject to the receipt of any required regulatory approvals and the completion of the Company’s acquisition of Aspen, $25 million of newly issued Company common shares at a price per share equal to $53.51, as adjusted for any stock splits, stock dividends or combinations prior to the closing of such investment.

The description contained herein of the Commitment Letter, the Agreement and the Charman Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and which are incorporated by reference herein.

Additional Information about the Proposed Transaction and Where to Find It

This Current Report on Form 8-K and the exhibits hereto relate to the offer to be commenced by the Company to exchange each issued and outstanding common share of Aspen (together with associated preferred share purchase rights) for $49.50 in cash, 0.9197 Company common shares, or a combination of cash and Company common shares, subject to a customary proration mechanism. This Current Report on Form 8-K and the exhibits hereto are for informational purposes only and do not constitute an offer to exchange, or a solicitation of an offer to exchange, Aspen common shares, nor are they a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange to be included in the Registration Statement on Form S-4 (including the Letter of Transmittal and Election and related documents and as amended from time to time, the “Exchange Offer Documents”) that the Company intends to file with the SEC. The Company exchange offer will be made only through the Exchange Offer Documents.

This Current Report on Form 8-K and the exhibits hereto are not a substitute for any other relevant documents that the Company may file with the SEC or any other documents which the Company may send to its or Aspen’s shareholders in connection with the proposed transaction. On June 2, 2014, the Company filed with the SEC a preliminary solicitation statement with respect to the solicitation of (i) written requisitions that the board of directors of Aspen convene a special general meeting of Aspen’s shareholders to vote on an increase in the size of Aspen’s board of directors from 12 to 19 directors and (ii) Aspen shareholder support for the proposal of a scheme of arrangement by the Company which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s shareholders would vote on a scheme of arrangement under Bermuda law pursuant to which the Company would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in the Company’s acquisition proposal announced on June 2, 2014 (the “Solicitation Statement”).

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND THE SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the Company at Investor Relations, +1 441 278 0988 (phone), investorrelations@endurance.bm (email).

Participants in the Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about the Company’s directors, executive officers and employees who may be deemed to be participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Solicitation Statement and the Company’s proxy statement, dated April 9, 2014, for its 2014 annual general meeting of shareholders.

Item 9.01. Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Commitment Letter, dated June 2, 2014, between Morgan Stanley Senior Funding, Inc. and the Company

10.2	Agreement, dated June 2, 2014, by and among CVC, GICSI, the Company, the CVC Funds and the GIC Investor

10.3	Letter Agreement, dated June 2, 2014, between John R. Charman and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2014

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary